                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

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         14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    /X/  Soliciting Material Pursuant to Section 240.14a-12

                                 Staples, Inc.
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                (Name of Registrant as Specified In Its Charter)

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     and 0-11.

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


                                                                   STAPLES, INC.
                                                  Moderator: Maria Sceppaguercio
                                                           04-03-01/7:00 a.m. CT
                                                           Confirmation # 595392
                                                                          Page 1


This transcript may be deemed a solicitation for purposes of Rule 14a-12 under the Securities Exchange Act of 1934, as amended. For information concerning Staples, the directors of Staples, Inc. and their direct or indirect ownership interest in the subject matter of this solicitation, Staples stockholders are directed to the preliminary proxy statement that Staples filed with the SEC on March 20, 2001. The preliminary proxy statement is available at no charge on the SEC's web site at http://www.sec.gov. Staples stockholders may also request a copy of this document, which will be provided at no cost, by contacting Staples, Inc., 500 Staples Drive, Framingham, Massachusetts, 01702, Attention: Corporate Secretary; Telephone (508) 253-0879.

Staples urges its stockholders to read the definitive proxy statement when it becomes available because it contains important information. Staples will furnish the definitive proxy statement to all stockholders of record as of the record date selected for purpose of the solicitation. The definitive proxy statement will also be available at no charge on the SEC's web site at http://www.sec.gov. Staples will also provide a copy of the definitive proxy statement at no charge to stockholders making a request through its Corporate Secretary using the contact information listed in the preceding paragraph.



                                  STAPLES, INC.

                         MODERATOR: MARIA SCEPPAGUERCIO
                                  APRIL 3, 2001
                                  7:00 A.M. CT



Operator:  Good day, and welcome to the Staples, Incorporated conference call.

     Today's call is being recorded.

     At this time, for opening remarks and introductions, I would like to turn the call over to the Senior Vice President, Investor Relations, Ms. Maria Sceppaguercio. Please go ahead, ma'am.

Maria Sceppaguercio: Thank you, Bill. Good morning, everyone, and thank you for your participation.

                                                                   STAPLES, INC.
                                                  Moderator: Maria Sceppaguercio
                                                           04-03-01/7:00 a.m. CT
                                                           Confirmation # 595392
                                                                          Page 2


     As you know, Staples issued a press release this morning reaffirming the valuation it placed on Staples.com in connection with the company's recent proposal on file with the SEC to fold back Staples.com into Staples, Inc.

     Staples also announced that its board of directors unanimously decided to rescind their purchase of shares in Staples.com to eliminate any appearance of a conflict of interest.

     Here today, from the airport, to discuss these decisions is Staples' Chairman and CEO, Tom Stemberg. Other members of management participating on this call include Ron Sargent, Staples' President and Chief Operating Officer and John Mahoney, Staples' Executive Vice President and Chief Administrative Officer.

     Before I turn it over to Tom, let me remind you that certain information contained in this telephone call constitutes forward-looking statements for purposes of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including those discussed in Staples' annual report on Form 10-K, dated March 20th, 2001, which is on file with the - with the Securities and Exchange Commission. At this point, I'd like to turn it over to Tom.

Thomas Stemberg: Thank you Maria and good morning everyone.

     I'd like to start my remarks with a perspective on our announcement from the CEO's desk. First, I'd like to say that the decision to fold back Staples.com was the right one and the valuation that we determined was absolutely fair.

     I think it's fair to say that we did misjudge the market's reaction, however, to what I continue to believe is, without question, the right business decision and one that is in the best interest of all

                                                                   STAPLES, INC.
                                                  Moderator: Maria Sceppaguercio
                                                           04-03-01/7:00 a.m. CT
                                                           Confirmation # 595392
                                                                          Page 3


     Staples' shareholders. And, I might add, in the greater context of things, in a company with a capital budget of $500 million, we're talking about a cash flow outlay of approximately 50.

     I'm not here today to solicit your vote on this matter, which we strongly believe we would have won, based on the merits of our proposal. Rather, I'm here to communicate our position on this matter and to provide some insight on our board's recent decisions.

     To avoid any appearance of a conflict of interest, our board of directors, in keeping with its long history of good corporate governance, determined that the reputation, integrity and credibility of Staples should always be paramount in any decision we make. In that regard, the board agrees unanimously and individually to rescind their interest in Staples.com to completely eliminate any appearance of self-dealing.

     Having thus eliminated any perceived conflict, the board once again considered the valuation of Staples.com. The reconsideration included discussions with Thomas Weisel & Partners, our investment banker. Representing the interest of the Retail and Delivery shareholders. And, concluded that the transaction, as proposed in our preliminary proxy filing with the SEC, was both appropriate and fair.

     From a Staples perspective, being so close to the dot-com business and, therefore, having the ability to recognize its significant intrinsic value, led us to believe that we were being conservative in our valuation. This belief was supported by Weisel & Partners, whose analysis found our price at the lower end of the range of values.

     This morning, I'd like to spend a few minutes discussing with you the rationale for the valuation of the dot-com business and then, provide you the opportunity to ask some questions.

                                                                   STAPLES, INC.
                                                  Moderator: Maria Sceppaguercio
                                                           04-03-01/7:00 a.m. CT
                                                           Confirmation # 595392
                                                                          Page 4


     But, before we do that, let's go back to the beginning. Back in late 1999 and early 2000, when Staples was facing the very real threat of being "Amazoned" by Internet startups. And a huge amount of capital, by the way, flowed into that field, from CBS, from public markets, from NBC and elsewhere.

     We decided to create a tracking stock for basically three reasons. First, we needed to create the structure and the reward system necessary to attract and retain the right people in a dot-com crazed environment.

     Second, we wanted to create a reporting structure that enabled us to isolate our losses in Staples.com as we invested heavily to build the business.

     And third, we wanted to take advantage of the two capital markets for Internet startups. So, we conducted an auction for the sale of stock, a tracking stock, in Staples.com. And we sold to the winner amongst an auction of the highest value-added venture capitalists stock at $3.25 a share. What we were selling at that time was the Staples.com, (but) was doing about $60 million. There was looking forward a 2000 revenue at 250 million and a prospective loss of $150 million, which was certainly why it was widely lamented all over Wall Street.

     Over the course of the subsequent year-and-a-half and in spite that lamenting, Staples.com has consistently over delivered on every performance measure.

     Something else has also happened during this 18-month period. Internet businesses experienced a meteoric rise in valuations and when the bubble finally burst, a meteoric decline. Staples.com, on the other hand, never participated in a run up and, therefore, hasn't suffered the valuation erosion associated with being grossly overpriced during the Internet euphoria.

                                                                   STAPLES, INC.
                                                  Moderator: Maria Sceppaguercio
                                                           04-03-01/7:00 a.m. CT
                                                           Confirmation # 595392
                                                                          Page 5


     Instead, the Staples.com continued to over deliver its business plan and, in the past year, rather than achieving the $250 million in revenues and a $150 million in pre-tax loss during this past year. Staples.com actually achieved sales of $512 million and a pre-tax loss of under $100 million. In fact, Goldman Sachs, as a lead bank on our erstwhile IPO, in advising the company about its IPO, had concluded from a meeting as late as September of 2000 that Staples could sell in the market for a valuation of about $1 billion.

     Looking out at 2001, our outlook for close to $1 billion in revenues and to achieve profitability by the fourth quarter, importantly, we have a business model that works. And we firmly believe that Staples.com will achieve the double-digit operating profit level that our direct business has enjoyed for the past few years.

     We have all acknowledged the Staples.com cannibalized some of our existing business. Contrary to expectations of migrations away from existing channels and to the Internet, we have found that our customers are increasingly shopping from multiple channels. Our analysis indicates that 70 percent of Staples.com public site customers are new to the company and that our customer base is increasingly multi-channel in the way they purchase product from us.

     Our customers that have shopped through all three channels. Retail catalog Internet spent, on average, four-and-a-half times the amount of money they did when they were just a retail customer.

     Integrating Staples.com with the Delivery business and using our Internet kiosks in our retail stores is both the smartest and the most efficient way to run Staples' business.

     We also believe that integrating the business will result in simplified financial reporting, making it easier for the investment community to understand and measure our performance.

                                                                   STAPLES, INC.
                                                  Moderator: Maria Sceppaguercio
                                                           04-03-01/7:00 a.m. CT
                                                           Confirmation # 595392
                                                                          Page 6


     And finally, given the state of capital markets and Internet start ups, combined with the critical mass we have already built, the threat of being "Amazoned" is largely gone.

     Once we believed that it made sense to integrate the business, the big question, of course, became at what price? We spent a good deal of time and energy on this very important question. We could simply have tendered for the shares at an arbitrary price or paid a 20-percent premium as specified by the charter, without giving our shareholders an opportunity to vote. We believe we chose the best option for all shareholders. We avoided, at least, some of the 20 percent premium and we're allowing you to vote on it. We also believe the valuation we came to represented fair value.

     Finally, let me say that, as the founder of this company, shareholder concerns are taken very seriously. And our credibility and integrity continue to be paramount in everything we do. It's precisely this focus on shareholders that led our board to come to the decision to eliminate an appearance of a conflict of interest was the best course of action. And with that, now we'll take your questions.

Operator: Thank you, Mr. Stemberg. This question-and-answer session will be conducted electronically. If you would like to ask a question, you may do so by pressing the star key followed by the digit one, on your touch-tone telephone. We'll proceed in the order that you signal and we'll take as many questions as time permits. Once again, that's star, one, to ask a question. We'll pause just a moment to assemble our roster. Once again, that's star, one, to ask a question. Once again, star, one, to ask a question.

     We'll take our question - first question from Will Danoff, Fidelity Investments.

Will Danoff: Hi, Tom. Good morning. How are you?

                                                                   STAPLES, INC.
                                                  Moderator: Maria Sceppaguercio
                                                           04-03-01/7:00 a.m. CT
                                                           Confirmation # 595392
                                                                          Page 7


Thomas Stemberg: Good morning, Will. How are you?

Will Danoff: Great. Can you just talk a little bit about how you're positioning the company in the wake of - you know, the fallout of the dot-com, you know, theoretically means less PC sales and less, you know - you know, ink jet printer sales and all that and, you know, try to put that into perspective for some long-term shareholders?

Thomas Stemberg: Sure, Will. I would say that we're clearly seeing a slowdown overall in the rate of the PC technology wave. Now, I do believe that Microsoft launches its a new upgrading system this fall, which they're working with power and video streaming and image moving, I think, probably will call for incremental, sort of, PC upgrading.

     If this trend was to sustain itself, which we hope it doesn't, I think you're going to see us focused more and more towards consumables and to really dominate the consumables categories, I believe we can beat, whether it's Wal-Mart or Best Buy or anybody, the cartridge category, the paper category or any categories like that. And I think that's where we'll make a lot of money anyhow.

Will Danoff: All right. And, there's still a lot of market share to gain.

Thomas Stemberg: Yeah. Our market share today - I mean, if you're the most optimistic and robust guy saying you will see how we're doing here today. I mean, you're going to get the high single digits or current share.

Will Danoff: Wow. OK. And, now you have the online strategy so that it's - the ...

Thomas Stemberg: That's really - there's two fast growing parts of our business world. Our delivery business overall, which we're now managing together under Jeanne Lewis' leadership. So, its

                                                                   STAPLES, INC.
                                                  Moderator: Maria Sceppaguercio
                                                           04-03-01/7:00 a.m. CT
                                                           Confirmation # 595392
                                                                          Page 8


     delivery and dot-com, because people shop both and, you know, we're certainly hoping to grow that business around 30 percent per year. That's a material company-held business, at this point.

     Secondly, we believe that the European strategy offers us a tremendous bit of growth. And there, our market share is infinitesimal and, you know, you just lose profitability.

Will Danoff: Great. Thanks.

Thomas Stemberg: Thank you.

Operator: Again, if you have a question, press star, one, on your touch-tone telephone.

Maria Sceppaguercio: Bill, if there are no more questions, we could conclude the conference call. I just want to thank everyone for their interest and participation this morning.

Thomas Stemberg: Thank you.

Operator: That does conclude today's Staples Incorporated conference call. We thank you for your participation. You may disconnect at this time.


                                       END